Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 filed on February 9, 1998, Registration No. 333-45869, pertaining to the Coors 401(k) Savings Plan for Hourly Employees at the Memphis, Tennessee Brewery and the Adolph Coors Company Deferred Compensation Plan, of our reports dated February 6, 2003 relating to the financial statements and financial statement schedule of Adolph Coors Company which appear in Adolph Coors Company's Annual Report on Form 10-K for the year ended December 29, 2002.

PricewaterhouseCoopers LLP

Denver, Colorado

October 7, 2003